UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2019

BridgeBio Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38959	84-1850815
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

421 Kipling Street Palo Alto, CA		94301
(Address of principal executive offices)		(Zip Code)

(650) 391-9740

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BBIO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2019, BridgeBio Gene Therapy, LLC (“BridgeBio Gene Therapy”), a subsidiary of BridgeBio Pharma, Inc. (the “Company”) entered into a collaboration agreement (the “Collaboration Agreement”) with Catalent Maryland, Inc., formerly Paragon Bioservices, Inc., (“Catalent,” together with BridgeBio Gene Therapy, the “Parties”) to secure clinical and commercial scale manufacturing capacity for the manufacture of batches of active pharmaceutical ingredients for gene therapy product candidates of certain subsidiaries of the Company engaged in the development of adeno-associated virus-delivered therapeutics for the treatment of genetic diseases, for which Catalent may subsequently be contracted for clinical and/or commercial supply (each such batch being a “BridgeBio Product” and collectively the “BridgeBio Products”).

Under the terms of the Collaboration Agreement, Catalent has agreed to dedicate biomanufacturing space for the manufacture of BridgeBio Products subject to the execution by the Parties of various agreements governing collaboration, development, clinical and/or commercial supply of and with respect to such BridgeBio Products. The Collaboration Agreement sets forth the terms and conditions of the overall relationship between the Parties and the dedication of a specified manufacturing suite at a Catalent facility (the “Dedicated Clean Room Suite”) for BridgeBio for a specified period during each calendar year for the term of the Collaboration Agreement and the execution of one or more manufacturing and supply agreements for clinical and commercial supply manufacturing of one or more BridgeBio Products (each such agreement being referred to herein as the “BridgeBio Manufacturing and Supply Agreement”). In consideration for the Dedicated Clean Room Suite, BridgeBio Gene Therapy has agreed to certain minimum purchase obligations. In addition, BridgeBio Gene Therapy shall pay Catalent a one-time fee to reserve the Dedicated Clean Room Suite, which will be applied to the buildout, commissioning, qualification, validation, equipping and exclusive use of the Dedicated Clean Room Suite.

Unless earlier terminated, the Collaboration Agreement will expire upon the earlier of (i) the latest expiration or termination of the (x) the BridgeBio Manufacturing and Supply Agreement or (y) any additional supply agreements negotiated in good faith as outlined in the Collaboration Agreement; and (ii) five (5) years from the determination by the Joint Steering Committee (established by the Parties) that the Dedicated Clean Room Suite and infrastructure required for clean room operations, including QC, warehousing, buffer preparation, master cell bank storage have been fully qualified and validated for cGMP Manufacturing of the BridgeBio Products. Either party may terminate the Collaboration Agreement in the event of a material breach, insolvency of the other party, or in the event the other party is suspended or debarred by FDA or the United States government. Additionally, BridgeBio Gene Therapy may terminate the Collaboration Agreement for convenience or for other reasons specified in the Collaboration Agreement.

The foregoing description of the Collaboration Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, with confidential portions redacted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BridgeBio Pharma, Inc.

Date: January 7, 2020	/s/ Brian C. Stephenson
Brian C. Stephenson Chief Financial Officer